Exhibit 99.1

Contact:	Graham Smith—Chief Financial Officer
Advent Software, Inc.
301 Brannan Street
San Francisco, CA 94107
(415) 543-7696

ADVENT SOFTWARE ANNOUNCES ANTICIPATED FOURTH QUARTER

REVENUES ABOVE PREVIOUS EXPECTATIONS

Company Expects to Record $4.2m in Write-Offs, Impairments and Restructuring Charges

San Francisco, CA, Tuesday, January 6, 2004—Advent Software, Inc. (Nasdaq: ADVS) today announced that it expects to generate total revenues of approximately $36.5 million for the quarter ended December 31, 2003, above previous guidance. Total fourth quarter revenue is expected to comprise approximately $9.0 million of license revenue, approximately $22.0 million of maintenance and other recurring revenue, and approximately $5.5 million of professional services and other revenue.

“We’re pleased by our improving revenue and expense trends over the past two quarters,” said Advent’s Chief Executive Officer, Stephanie DiMarco. “It was satisfying to end the year on a strong note,” she continued.

Advent anticipates that total expenses will be approximately $43.5 million. This estimate includes a non-recurring $1.8 million write-off of internally developed software that is no longer used by the company, which will be recorded in cost of revenues, $3.4 million for amortization of intangibles, $2.0 million of restructuring charges relating to a workforce reduction and the closure of two offices during the quarter, and $0.4 million impairment of long-lived assets.

In addition, the company expects to record a non-cash charge of between $60 million and $75 million to recognize a full valuation allowance against its deferred tax assets in accordance with the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” As of September 30, 2003, the company had recorded net deferred tax assets of $68.5 million.

“Although our fourth quarter results are encouraging, we believe that GAAP profitability is still a few quarters away and, as a result, it’s appropriate that we record a full valuation allowance against our deferred tax assets,” said Graham Smith, Chief Financial Officer of Advent. “These deferred tax assets, comprised principally of net operating loss carry forwards, remain available for us to offset against future taxable income.”

These preliminary results are based on management’s initial analysis of operating results. Advent will announce its final results for the fourth quarter and year ended December 31, 2003 after market close on January 29, 2004.

ABOUT ADVENT

Advent Software, Inc. (www.advent.com) has been providing trusted solutions to the world’s leading financial professionals since 1983. Firms in 55 countries use Advent technology to manage investments totaling more than US $8 trillion. Advent’s quality software, data, services and tools enable financial professionals to improve service and communication to their clients, allowing them to grow their business while controlling costs.

This release contains forward-looking statements about Advent Software, Inc.’s expected financial results for the fourth quarter of 2003. These statements are subject to risks and uncertainties, including potential discrepancies between management’s initial estimates and the final financial results for the quarter and the risk that actual results for the fourth quarter may not meet our current estimates. Further risks are detailed from time to time in the company’s SEC reports, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Advent Software’s Investor Relations department at 415-645-1787, or Advent’s Investor Relations website at http://www.advent.com/. Actual results may differ materially.

###